EXHIBIT 4.1

                                                                January 18, 2001

Wegener Communications, Inc.
11350 Technology Circle
Duluth, Georgia  30097-1502

     RE:  THIRD AMENDMENT

Gentlemen:

     WEGENER COMMUNICATIONS, INC., a Georgia corporation ("Borrower") and LaSalle Bank National Association formerly known as LaSalle National Bank, a national banking association ("Bank") have entered into that certain Loan and Security Agreement dated June 5, 1996 (the "Security Agreement"). From time to time thereafter, Borrower and Bank may have executed various amendments (each an "Amendment" and collectively the "Amendments") to the Security Agreement (the Security Agreement and the Amendments hereinafter are referred to, collectively, as the "Agreement"). Borrower and Bank now desire to further amend the Agreement as provided herein, subject to the terms and conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the foregoing recitals, the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

     1.   The Agreement hereby is amended as follows:

     (a) The first grammatical sentence of Paragraph 9 of the Agreement is deleted in its entirety and the following is substituted in its place:

          9. TERMINATION: This Agreement shall be in effect from the date hereof until June 21, 2003 (the "Original Term") and shall automatically renew itself from year to year thereafter (each such one-year renewal being referred to herein as a "Renewal Term") unless (a) Bank makes demand for repayment prior to the end of the Original Term or the then current Renewal Term; (b) the due date of the Liabilities is accelerated pursuant to paragraph 13 hereof; or (c) Borrower prepays all of the Liabilities prior to the end of the Original Term or the then current Renewal Term and by paying all of the Liabilities in full on the last day of such term.

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WEGENER COMMUNICATIONS, INC.
DECEMBER 20, 2000
PAGE 2

     (b) Paragraph (1) of Exhibit A of the Agreement is deleted in its entirety and the following is substituted in its place:

          (1) LOAN LIMITS: Bank may, in its sole discretion, advance an amount up to the sum of the following sublimits (the "Loan Limit"):

               (a) Subject to subparagraph (4)(a) of this Exhibit A, up to eighty percent (80%) of the face amount (less maximum discounts, credits and allowances which may be taken by or granted to Account Debtors in connection therewith) of Borrower's Eligible Accounts; plus

               (b) Subject to subparagraph (4)(b) of this Exhibit A, up to eighty percent (80%) of the face amount (less maximum discounts, credits and allowances which may be taken by or granted to Account Debtors in connection therewith) of Borrower's Eligible Accounts or Five Hundred Thousand and No/100 Dollars ($500,000.00), whichever is less; plus

               (c) Subject to subparagraph (5)(a) of this Exhibit A, up to twenty percent (20%) of the lower of the cost or market value of Borrower's Eligible Inventory; plus ----

               (d) Subject to subparagraph (5)(b) of this Exhibit A, up to twenty percent (20%) of the lower of the cost or market value of Borrower's Eligible Inventory; plus ----

               (e) Subject to subparagraph (5)(c) of this Exhibit A, up to forty percent (40%) of the lower of the cost or market value of Borrower's Eligible Inventory; plus ----

               (f) Subject to subparagraph (5)(d) of this Exhibit A, up to fifty percent (50%) of the lower of the cost or market value of Borrower's Eligible Inventory; plus ----

               (g) Subject to subparagraph (2)(a) of this Exhibit A, up to eighty percent (80%) of the purchase price of the Equipment purchased with such advances (exclusive of sales taxes, delivery charges and other "soft" costs related to such purchases), to be used by Borrower from time to time to purchase new Equipment, or One Million and No/100 Dollars ($1,000,000.00), whichever is less; provided, that prior to any advance under this

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WEGENER COMMUNICATIONS, INC.
DECEMBER 20, 2000
PAGE 3

                    subparagraph, Borrower shall furnish to Bank an invoice and acceptance letter for the Equipment being purchased and shall have executed such documents and taken such other actions as Bank shall require to assure that Bank has a first perfected security interest in such Equipment; and further provided, that each advance under this subparagraph shall equal or exceed One Hundred Thousand and No/100 Dollars ($100,000.00) and may be made not more frequently than quarterly; plus

               (h) Subject to subparagraphs (2)(b) and (13).(1) of this Exhibit A, up to seventy percent (70%) of the fair market value (as determined by an appraiser acceptable to Bank) of that certain real property described in subparagraph (14)(a) of this Exhibit A or Three Hundred Eighty-Eight Thousand Four Hundred Thirty and 92/100 Dollars ($388,430.92), whichever is less; minus

               (i) Such reserve as Bank elects, in its sole discretion, to establish from time to time;

                    provided, that the aggregate amount of Loans made pursuant to subparagraphs (1)(c), (1)(d), (1)(e) and (1)(f) of this Exhibit A shall in no event exceed Two Million and No/100 Dollars ($2,000,000.00);

                    further provided, that the aggregate amount of Loans made pursuant to subparagraphs (1)(a), (1)(b), (1)(c), (1)(d),
                    (1)(e), (1)(f) and (1)(g) of this Exhibit A shall in no event exceed Eight Million Five Hundred Thousand and No/100 Dollars ($8,500,000.00); and

                    further provided, that the aggregate Loan Limit shall in no event exceed TEN MILLION AND NO/100 DOLLARS ($10,000,000.00), except as such amount may be increased or decreased by Bank, in its sole discretion, from time to time.

     (c) Paragraph (2)(a) of Exhibit A of the Agreement is deleted in its entirety and the following is substituted in its place:

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WEGENER COMMUNICATIONS, INC.
DECEMBER 20, 2000
PAGE 4

          (a)  Borrower  shall  repay  to  Bank  monthly  an  amount  sufficient
               (assuming a like payment each month) to repay the entire principal amount of each advance made pursuant to subparagraph
               (1)(g) of this Exhibit A within sixty (60) months following the date of such advance. Such payments shall be made on the thirtieth (30th) day following the date of each such advance, and on the corresponding day of each month thereafter until the earliest to occur of (i) the date upon which each such advance is repaid in full, (ii) the date upon which demand for repayment of the Loans is made by Bank and (iii) the date upon which this Agreement terminates pursuant to the provisions of Paragraph 9 of the Agreement.

     (d) Paragraph (7)(a) of Exhibit A of the Agreement is deleted in its entirety and the following is substituted in its place:

          (a) FACILITIES FEES: With respect to the first Five Million Five Hundred Thousand and No/100 Dollars ($5,500,000.00) of loans and advances made pursuant to subparagraphs (1)(a), (1)(b), (1)(c),
               (1)(d), (1)(e), (1)(f), and (1)(g) of this Exhibit A, Borrower shall pay to Bank an annual facilities fee equal to one-half of one percent (1/2 of 1%) of Five Million Five Hundred Thousand and No/100 Dollars ($5,500,000.00), payable by Borrower and earned by Bank as of June 6, 2001 and on the same date of each year thereafter during the Original Term and any Renewal Term. At such time as the loans and advances made pursuant to subparagraphs
               (1)(a),  (1)(b),  (1)(c),  (1)(d),  (1)(e), (1)(f), and (1)(g) of
               Exhibit A exceed Five Million Five Hundred Thousand and No/100 Dollars ($5,500,000.00), Borrower shall pay to Bank and Bank shall fully earn at the time of such payment, an annual facilities fee equal to one-half of one percent (1/2 of 1%) of Three Million and No/100 Dollars ($3,000,000.00), or a pro-rata amount thereof if paid after June 6th of any year but before June 6th of the following year. Thereafter, Borrower shall pay to Bank, and Bank shall fully earn a fee equal to one-half of one percent (1/2 of 1%) of Three Million and No/100 Dollars ($3,000,000.00) on June 6th of each year during the Original Term and any Renewal Term. For purposes of determining whether Borrower has received any advances against the availability set forth in subparagraph (1)(h) of this Exhibit A, advances to
               Borrower shall first be deemed to be advanced against the availability set forth in subparagraphs (1)(h) of this Exhibit A (subject to any sublimits contained in Paragraph (1) of this Exhibit A) until the amount so advanced equals the availability under that paragraph, and then to the availability under subparagraphs

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WEGENER COMMUNICATIONS, INC.
DECEMBER 20, 2000
PAGE 5

               (1)(a), (1)(b), (1)(c), (1)(d), (1)(e), (1)(f) and (1)(g) of this
               Exhibit A (subject to any sublimits contained in Paragraph (1) of this Exhibit A).

     (e) Paragraph (13) of Exhibit A of the Agreement is amended to add the following provision:

               (13).(1) REAL PROPERTY LOAN: Upon repayment in full of the real property Loan described in subparagraph (1)(h) of this Exhibit A, Bank may, in its sole discretion, reset the real property Loan to an amount equal to up to seventy percent (70%) of the fair market value (as determined by an appraiser and survey acceptable to Bank) of that certain real property commonly known as 11350 Technology Circle, Duluth, Georgia or One Million Five Hundred Thousand and No/100 Dollars ($1,500,000.00), whichever is less, which would curtail by an amount based upon an amortization schedule of thirty- five
                          (35) equal monthly payments with a balloon payment on June 30, 2003. The Loan described herein would bear interest at the fixed rate of 225 basis points in excess Bank's cost of funds in effect at the time of disbursement of such Loan hereunder. Borrower would pay Bank a transaction fee of one-half of one percent (1/2 of 1%) at the time of disbursement of such Loan.

     (f) Paragraph (7).(1) of Exhibit A of the Agreement is deleted in its entirety and the phrase "Intentionally Omitted" is substituted in its place:

     2. Bank and Borrower agree that Bank shall have the right to restructure the Agreement, including but not limited to resetting and changing the covenants, financial and otherwise. This Amendment shall not become effective until fully executed by all parties hereto.

     3. Except as expressly amended hereby and by any other supplemental documents or instruments executed by either party hereto in order to effectuate the transactions contemplated hereby, the Agreement and Exhibit A thereto hereby are ratified and confirmed by the parties hereto and remain in full force and effect in accordance with the terms thereof.

                                        LASALLE BANK NATIONAL ASSOCIATION
                                        FORMERLY KNOWN AS LASALLE NATIONAL
                                        BANK, A NATIONAL BANKING ASSOCIATION

                                        By:_________________________________

                                        Title:______________________________

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WEGENER COMMUNICATIONS, INC.
DECEMBER 20, 2000
PAGE 6

Accepted and agreed to this 14th day of December, 2000.

WEGENER COMMUNICATIONS, INC.

By: _________________________
    Troy  Woodbury, Jr.
Title: Treasurer and CFO

Consented and agreed to by the following guarantor of the obligations of WEGENER
COMMUNICATIONS,  INC.  to  LaSalle  Bank
National  Association  formerly  know as
LaSalle National Bank.

WEGENER CORPORATION

By: _____________________________
    Robert A. Placek

Title: President and  CEO

Date: January 18, 2001